Exhibit 10.2+

EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration for employment by ServiceSource International, Inc. (hereinafter “ServiceSource”) of Christine Heckart (“Employee”), ServiceSource and Employee acknowledge and agree as follows:

1. EMPLOYMENT TERMS AND CONDITIONS. ServiceSource hereby employs Employee, and Employee hereby accepts employment with ServiceSource upon all of the terms and conditions described in this Employment Agreement (this “Agreement”), with such employment expected to commence on July 30, 2012 (the actual starting date being the “Commencement Date”).

2. DUTIES.

(a) Responsibilities. Employee’s position is Chief Marketing Officer, reporting to Mike Smerklo, Chairman and CEO. Employee shall be responsible for and expected to perform all duties and tasks as directed by ServiceSource.

(b) Loyal and Full Time Performance of Duties. While employed by ServiceSource, Employee shall not directly or indirectly, engage in any Competitive Activity. For the purpose of this Agreement, “Competitive Activity” is any activity which is the same as or competitive with any activity engaged in by ServiceSource, during Employee’s employment by ServiceSource. Competitive Activities may include, without limitation, the provision of (a) outsourced sales, technology and/or marketing services, or (b) consulting services for a client with respect to the sales and marketing of services agreements to end users where such clients compete with ServiceSource and/or its customers.

(c) ServiceSource Policies. Employee agrees to abide by ServiceSource’s rules, regulations, policies and practices, written and unwritten, as they may from time to time be adopted or modified by ServiceSource at its sole discretion. ServiceSource’s written rules, policies, practices and procedures shall be binding on Employee unless superseded by or in conflict with this Agreement.

3. EMPLOYMENT AT-WILL. Employee and ServiceSource acknowledge and agree that during Employee’s employment with ServiceSource the parties intend to strictly maintain an at-will employment relationship. This means that at any time during the course of Employee’s employment with ServiceSource, Employee is entitled to resign with or without cause and with or without advance notice. Similarly, ServiceSource specifically reserves the same right to terminate Employee’s employment at any time with or without cause and with or without advance notice. Nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment. Employee and ServiceSource understand and agree that only ServiceSource’s Chief Executive Officer possesses the authority to alter the at-will nature of Employee’s employment status, and that any such change may be made only by an express written employment contract signed by ServiceSource’s Chief Executive Officer. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.

4. CASH COMPENSATION.

(a) Base Salary. In consideration for the services and covenants described in this Agreement, ServiceSource agrees to pay Employee an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000), paid on ServiceSource’s normal payroll dates. In addition, Employee will be eligible for a potential annual target bonus amount of up to 50% of her annual base salary (currently $350,000). The bonus is discretionary, not guaranteed, and is also subject to Company performance requirements as determined by the Board of Directors in its sole discretion. Except as otherwise provided in this Agreement, Employee must be employed as of the date of the scheduled bonus payment in order to be eligible for any form of bonus payment. Employee’s bonus target for the first year of employment will be prorated based upon her starting date.

(b) Hire-On Bonus. Employee will be paid a hire-on bonus in the total amount of $50,000 (“Hire-on Bonus”), contingent upon Employee remaining employed by ServiceSource through December 31, 2012 and payable in the first regular payroll cycle of 2013 (and in no event later than March 15, 2013).

5. EQUITY COMPENSATION. Employee will be eligible to participate in the ServiceSource International, Inc. 2011 Equity Incentive Plan (the “Equity Incentive Plan”) and, subject to the plan’s requirements, the ServiceSource International, Inc. 2011 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). Subject to (i) approval by ServiceSource’s Board of Directors (or the Compensation Committee of the Board of Directors), (ii) the terms of the Equity Incentive Plan, and (iii) the terms of the respective equity compensation award agreements under the Plan, Employee will be granted the equity compensation described under subsections (a) and (b) of this Section 5, in addition to Employee’s cash compensation, effective upon the action of the Board of Directors (or Compensation Committee) approving the equity compensation grant. The grant date of the equity compensation as determined above is herein referred to as the “Grant Date.”

(a) Stock Option Grant. ServiceSource shall grant to Employee a nonqualified stock option to purchase up to two hundred thousand (200,000) shares of ServiceSource’s Common Stock under the Equity Incentive Plan, at an exercise price per share equal to the fair market value of a single Common Share as determined under the

Equity Incentive Plan for the Grant Date. The option will be scheduled to vest over four years, with 25% of the option vesting on the one-year anniversary of the Commencement Date and the remainder vesting monthly on a pro rata basis, on the same calendar-month day as the Commencement Date, over the following 36 months, so as to be 100% vested on the fourth anniversary of the Commencement Date. In all cases, vesting shall be subject to Employee remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and a related stock option agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws.

(b) Restricted Stock Units Grant. ServiceSource shall grant Employee one hundred and fifty thousand (150,000) restricted stock units (“RSUs”) under the Equity Incentive Plan. The proposed RSUs will be scheduled to vest and be payable over a period of four years subject to Employee’s continuous service as an employee of ServiceSource. Twenty-five percent (25%) of Employee’s RSUs will vest on the one-year anniversary of the Commencement Date. The remaining RSU shares will vest in three equal installments at each anniversary of the Commencement Date thereafter so as to be fully vested after four years of continuous employment. In all cases, vesting shall be subject to Employee remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and a related RSU agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws.

(c) Employee Stock Purchase Plan. Subject to the terms and conditions of the Employee Stock Purchase Plan as now or hereafter in effect as determined by the Board of Directors (or Compensation Committee), Employee will be eligible to participate in the Employee Stock Purchase Plan while she meets the eligibility requirements under the Employee Stock Purchase Plan. Note that any purchase rights or purchased shares under the Employee Stock Purchase Plan will be subject to all applicable state and federal tax and securities laws and the employment policies of ServiceSource.

6. BENEFITS. As a full-time employee, Employee shall be entitled to all of the benefits provided to ServiceSource executive employees, in accordance with any benefit plan or policy adopted by ServiceSource from time to time during the existence of this Agreement. Employee’s rights and those of Employee’s dependents under any such benefit plan or policy shall be governed solely by the terms of such plan or policy. ServiceSource reserves the right to cancel or change the benefit plans and policies it offers to its employees at any time. ServiceSource reserves to itself or its designated administrators exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.

7. PROPRIETARY AND CONFIDENTIAL INFORMATION (INCLUDING TRADE SECRETS). Employee acknowledges that her employment with ServiceSource will allow her access to Proprietary and Confidential Information. Employee understands that Proprietary and Confidential Information includes customer and applicant lists, whether written or solely a function of memory, data bases, whether on computer disc or not, business files, contracts and all other information which is used in the day-to-day operation of ServiceSource which is not known by persons not employed by ServiceSource and which ServiceSource undertakes efforts to maintain its secrecy. Employee understands and agrees that this is confidential information which the law treats as privileged, therefore protecting an employer from use without consent.

(a) Definition. “Proprietary and Confidential Information” is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of ServiceSource. As used herein, the term “Confidential Information” shall include any and all non-public information relating to ServiceSource or its business, operations, financial affairs, performance, assets, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including (without limitation) any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.

Proprietary and Confidential Information shall include both information developed by Employee for ServiceSource and information Employee obtained while in ServiceSource’s employment. All Proprietary and Confidential Information, whether created by Employee or other employees, shall remain the property of ServiceSource.

(b) Non-Disclosure and Return. Employee agrees that she will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert ServiceSource’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Employee’s responsibilities during employment with ServiceSource, or as required by law. Upon termination of Employee’s employment with ServiceSource, Employee shall immediately return to ServiceSource all property in Employee’s possession or control that belongs to ServiceSource, including all property in electronic form and all copies of Proprietary and Confidential Information.

(c) Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with ServiceSource, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of ServiceSource any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Employee represents and warrants to ServiceSource that Employee is not in breach of any agreement with any former Employer by accepting employment with ServiceSource.

(d) Third Party Information. Employee recognizes that ServiceSource may have received and in the future may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on ServiceSource’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for ServiceSource consistent with ServiceSource’s agreement with such third party.

(e) Notification to New Employer. In the event that Employee’s employment with ServiceSource ends, Employee consents to notification by ServiceSource to any subsequent employer of Employee’s rights and obligations under this Agreement.

(f) No Solicitation of Clients Using Proprietary and Confidential Information. Employee acknowledges and agrees that the names, addresses, and contact information of ServiceSource’s clients and all other confidential information relating to those clients, have been compiled by ServiceSource at great expense and represent a real asset of ServiceSource. Employee further understands and agrees that this information is deemed confidential by ServiceSource and constitutes trade secrets of ServiceSource. Employee understands that this information has been provided to Employee in confidence, and Employee agrees that the sale or unauthorized use or disclosure of any of ServiceSource’s trade secrets obtained by Employee during employment with ServiceSource constitutes unfair competition. Employee agrees and promises not to engage in any unfair competition with ServiceSource. Employee further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any information concerning any of the clients of ServiceSource which, as Employee acknowledges, is confidential and constitutes trade secrets of ServiceSource. Nor shall Employee use any such confidential and trade secret information to solicit, take away, or attempt to call on, solicit or take away any of the clients of ServiceSource on whom Employee called or whose accounts Employee had serviced during employment with ServiceSource, whether on Employee’s own behalf or for any other person, firm, or ServiceSource.

(g) No Solicitation of Employees. Employee understands and acknowledges that as an employee of ServiceSource she has certain fiduciary duties to ServiceSource which would be violated by the solicitation and/or encouragement of ServiceSource employees to leave the employ of ServiceSource. Employee therefore agrees that she will not, either during her employment or for a period of one year after employment has terminated, solicit any of ServiceSource’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with ServiceSource. Employee agrees that any such solicitation during that period of time would constitute unfair competition.

(h) Assignment of Rights. All Proprietary and Confidential Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) owned by or otherwise belonging to ServiceSource anywhere in the world in connection therewith, is and shall be the sole property of the ServiceSource. Employee hereby assigns to ServiceSource any and all rights, title and interest Employee may have or acquire in ServiceSource’s Proprietary and Confidential Information and ServiceSource’s property.

8. SEVERANCE BENEFITS.

(a) Termination Other than for Cause During the First Year of Employment. If ServiceSource should terminate Employee’s employment without “Cause” (as defined in Section 8(c) below) at any time before the one-year anniversary of the Commencement Date, Employee shall receive twelve (12) months of Employee’s then current base salary and a prorated target bonus payment based upon the portion of the bonus year completed as of the termination effective date, but not less than fifty percent of her annual bonus target. These payments will be made in a single lump sum, subject to all applicable withholding requirements. For purposes of this calculation, base salary and bonus target amounts shall not include the Hire-on Bonus;

(b) Termination Without Cause or for Good Reason Following Change of Control (Equity Acceleration). If ServiceSource or a successor should terminate Employee’s employment without Cause or Employee should terminate her employment for Good Reason, in either case within 12 months following a “Change of Control” (as defined in Section 8(c) below), then all of Employee’s outstanding equity compensation awards (including, without limitation, all stock options, restricted stock, restricted stock units and any other equity compensation awards) shall immediately have their vesting accelerated 100%, so as to become fully vested.

(c) Definitions: For purposes of this Section 8:

(i) “Cause” shall mean the occurrence of any of the following events: (i) Employee’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Employee’s commission of, or participation in, a fraud or act of dishonesty against ServiceSource; (iii) Employee’s willful violation of any contract or agreement between Employee and ServiceSource or any statutory duty owed to ServiceSource; (iv) Employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (v) Employee’s gross misconduct; and

(ii) “Good Reason” shall mean the occurrence of any one of the following events, without Employee’s written consent: (1) a material, adverse change in Employee’s job title from that in effect immediately prior to the Change of Control, including the assignment of the same job title at the divisional level of a larger organization; (2) a material, adverse change in Employee’s duties, authorities or job responsibilities from that in effect immediately prior to the Change of Control, including a change in reporting relationship such that Employee no longer reports to the Chief Executive Officer of the acquiring Company (e.g. reporting to a divisional CEO or General Manager); (3) a relocation of Employee’s principal place of employment beyond a radius of 30 miles from its location immediately prior to the Change of Control; or (4) any reduction in Employee’s base salary, target bonus, or aggregate level of benefits measured against such compensation or benefits as in effect immediately prior to the Change of Control; provided that Employee has notified ServiceSource in writing of the event described in (1), (2), (3) or (4) above and ServiceSource (or its successor) has within 30 days thereafter failed to restore Employee to the appropriate job title, duties, authorities, responsibility, location, salary, target commissions or benefits; and

(iii) “Change of Control” shall mean the occurrence of one of the following events: a sale of all or substantially all of the shares of stock of ServiceSource; a merger, consolidation or similar transaction involving ServiceSource following which the persons entitled to elect a majority of the members of the Board of Directors of ServiceSource immediately before the transaction are not entitled to elect a majority of the members of the Board of Directors of ServiceSource or the surviving entity following the transaction; or a sale of all or substantially all of the assets of ServiceSource.

(d) Release. Notwithstanding the foregoing, the severance benefits described in Sections 8(a) and 8(b) above are subject to Employee’s execution and delivery of binding general release of claims in the form set forth as Schedule A, and such release shall becoming effective and binding in accordance with its terms within fifty-two (52) days following the termination date. No severance payments or vesting acceleration pursuant to such sections shall be paid or provided unless and until the release becomes effective. Any severance payment to which Employee is entitled shall be paid by ServiceSource in full on the fifty-third (53d) day following Employee’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A and the regulations and guidance thereunder, and any applicable state law equivalent (together, “Section 409A”).

(e) Section 409A Compliance. Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this Agreement by reason of Employee’s termination of employment with ServiceSource (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if Employee is a “specified employee” of ServiceSource (or any successor entity thereto) within the meaning of Section 409A on the date of Employee’s termination of employment (other than a termination of employment due to death), then the Deferred Compensation Separation Payments that are payable within the first six (6) months following Employee’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of Employee’s termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s employment termination but prior to the six (6) month anniversary of her employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For the purposes of this Agreement, “Deferred Compensation Separation Payment” means any severance pay or benefits to be paid or provided to Employee (or Employee’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

The foregoing provisions and all payments and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. ServiceSource and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

(f) Termination of Employment for Other Reasons. The above severance benefits in this Section 8 shall not be paid or provided in the event of the termination of Employee’s employment due to Employee’s death, disability or resignation (other than a resignation by Employee for Good Reason in a change-of-control under Section 8(b) above), or the termination of her employment by ServiceSource or its successor for Cause (as defined in Section 8(c) above). For purposes of clarity, a termination by reason of Employee’s death or disability shall not be deemed a termination without “Cause” under this Agreement.

9. SEVERABILITY. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the fullest extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

10. MODIFICATION OF AGREEMENT. This Agreement may be modified only in writing by mutual agreement of ServiceSource and Employee. Any such writing must specifically state that it is intended to modify the parties’ Agreement and state which specific provision or provisions this writing intends to modify. Such written modification will only be effective if signed by ServiceSource’s Chief Executive Officer. Any attempt to modify this Agreement orally, or by a writing signed by any person other than ServiceSource’s Chief Executive Officer, or by any other means, shall be null and void. This Agreement is intended to be the final and complete statement of the parties’ agreement concerning the legal nature of their employment relationship in any and all disputes arising from that relationship.

11. COMPLETE AND VOLUNTARY AGREEMENT. This Agreement, the Plan and the Option Agreement constitute the entire understanding of the parties on the subject covered. The parties expressly warrant that they have read and fully understand this Agreement; that they have had the opportunity to consult with legal counsel of their own choosing to have the terms of this Agreement fully explained to them; that they are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that they are executing this Agreement voluntarily, free of any duress or coercion.

12. DISPUTE RESOLUTION. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California, and each party hereby waives any and all objections to that venue. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

13. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of ServiceSource, its successors, and its assigns.

14. GOLDEN PARACHUTE BEST AFTER TAX RESULTS If any of the payments to Employee (prior to any reduction, below) provided for in this Agreement, together with any other payments which Employee has the right to receive from ServiceSource or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Internal Revenue Code), of which ServiceSource is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”), after reduction for taxes as described below. The “Taxed Amount” is the total amount of the Payments after reduction for taxes as described below (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of Employee’s actual marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards other than options; cancellation of accelerated vesting of options; and reduction of employee benefits. In the event that acceleration of vesting of equity awards or options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s awards. If two or more equity awards other than options are granted on the same date, and reduction of acceleration is required under this paragraph, each award will be reduced on a pro-rata basis. If two or more options are granted on the same date, and reduction of acceleration is required under this paragraph, each option will be reduced on a pro-rata basis. In no event shall Employee have any discretion with respect to the ordering of payment reductions. ServiceSource and its tax advisors shall make all determinations and calculations required to be made to effectuate this paragraph at ServiceSource’s expense.

SERVICESOURCE INTERNATIONAL, INC.

By:
	Raymond Martinelli	Date

Its:	Chief People Officer

EMPLOYEE

Christine Heckart		Date

SCHEDULE A

FORM OF RELEASE

In exchange for the consideration provided by ServiceSource International, Inc. or its successor (the “Company”) to the undersigned current or former employee of the Company (the “Employee”) under this Agreement or the employment agreement between the Company and the Employee, that Employee is not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to Employee, Employee hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (2) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; California Fair Employment and Housing Act (as amended ), any state labor code; the Equal Pay Act, of 1963, as amended.

SECTION 1542 WAIVER. Employee hereby acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims Employee may have against the Company, its affiliates, and the entities and persons specified above.

ADEA Waiver and Release. Employee acknowledges that Employee knowingly and voluntarily waives and releases any rights Employee may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) her waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised that he have the right to consult with an attorney prior to executing this Agreement; (c) Employee has been given twenty-one (21) days to consider this Agreement; (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke her waiver or release of any other claims pursuant to this Agreement.

By:	Date: